BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/18/2022

Work Order Item Number:	W2022011801052-1847083
Filing Number:	20222032234
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	1/14/2022 4:40:00 PM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: C6267-1987

Entity Name: Coinllectibles Inc.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

INCORP SERVICES, INC.

3773 HOWARD HUGHES PKWY STE 500S, Las Vegas, NV 89169 - 6014, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number C6267-1987
Barbara K. Cegavske (signature)	Filing Number 20222032234
Secretary of State State Of Nevada	Filed On 1/14/2022 4:40:00 PM
	Number of Pages 3

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Cosmos Group Holdings Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

STATE OF NEVADA
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
Cosmos Group Holdings Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the State of Nevada, does hereby certify:
FIRST: That the Articles of Incorporation of the Corporation is hereby amended by amending and restating Article I to read as follows:
[See attachment for additional amendments.]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 66.79%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

STATE OF NEVADA
CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION

Cosmos Group Holdings Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the State of Nevada, does hereby certify:

FIRST: That the Articles of Incorporation of the Corporation is hereby amended by amending and restating Article I to read as follows:

The name of the Corporation shall be Coinllectibles Inc.

SECOND: That the Articles of Incorporation of the Corporation is hereby amended by amending and restating Section 1 of Article III to read as follows:

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is five billion and thirty million (5,030,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five billion (5,000,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is thirty million (30,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Articles III.

THIRD: That the Articles of Incorporation of the Corporation is hereby amended by amending and restating Article V to read as follows:

ARTICLE V
OPT OUT PROVISIONS

The Corporation hereby expressly elects not to be governed by: (i) NRS Sections 78.411 to 78.444, inclusive of the Nevada Revised Statutes relating to combinations with interested stockholders and any and all successor statutes; and (ii) NRS Sections 78.378 to 78.3792, inclusive, of the Nevada Revised Statutes, restricting the ability of control shareholders to vote their shares under certain circumstances and any and all successor statutes.

FOURTH: The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 66.79%.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of January, 2022.

By: /s/Man Chung CHAN
Man Chung CHAN
Chief Executive Officer, Chief Financial Officer and Secretary

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

Coinllectibles Inc.

Nevada Business Identification # NV19871030667
Expiration Date: 08/31/2022

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.
License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 01/18/2022.

BARBARA K. CEGAVSKE
Secretary of State

Certificate Number: B202201182316012
You may verify this certificate
online at http://www.nvsos.gov